Exhibit 23.2

Galaz, Yamazaki,
Ruiz Urquiza, S.C.
Paseo de la Reforma 505,
Piso 28
Colonia Cuauhtemoc
06500 Ciudad de
Mexico

Tel; +52 (55) 5080 6000
www.delotitte.com/mx

Consent of Independent Public Accountants

We consent to the incorporation by reference in Post-Effective Amendment No. 3 to Registration Statement on Form S-8 (Registration No. 333-150982) of our report dated March 1, 2018  relating to the financial statements and financial statement schedules of Southern Copper Corporation, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2017.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu Limited

/s/ Miguel Angel Andrade Leven

C.P.C. Miguel Angel Andrade Leven
Mexico City, Mexico

May 18, 2018